                                                                     Exhibit 2.1

                                                               EXECUTION VERSION




                          AGREEMENT AND PLAN OF MERGER

                                      Among

                                    VNU N.V.

                            ARTIST ACQUISITION, INC.

                                       and

                              ACNIELSEN CORPORATION

                          Dated as of December 17, 2000

                                TABLE OF CONTENTS

                                                                              Page
                                    ARTICLE I
                                    THE OFFER

SECTION 1.01     The Offer                                                       2
SECTION 1.02     Offer Documents                                                 3
SECTION 1.03     Company Actions                                                 4
SECTION 1.04     Directors                                                       5

                                   ARTICLE II
                                   THE MERGER

SECTION 2.01     The Merger                                                      6
SECTION 2.02     Closing                                                         6
SECTION 2.03     Effective Time                                                  6
SECTION 2.04     Effects of the Merger                                           7
SECTION 2.05     Certificate of Incorporation; By-Laws                           7
SECTION 2.06     Directors; Officers                                             7
SECTION 2.07     Effect on Capital Stock                                         7
SECTION 2.08     Options; Stock Plans                                            8
SECTION 2.09     Payment for Shares                                              9

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.01     Organization, Standing and Corporate Power                     11
SECTION 3.02     Corporate Authorization                                        11
SECTION 3.03     Consents and Approvals; No Violations                          12
SECTION 3.04     Capital Structure                                              13
SECTION 3.05     SEC Documents                                                  14
SECTION 3.06     Absence of Certain Changes or Events                           14
SECTION 3.07     No Undisclosed Liabilities                                     15
SECTION 3.08     Certain Information                                            15
SECTION 3.09     Real Property                                                  16
SECTION 3.10     Intellectual Property                                          16
SECTION 3.11     Certain Contracts and Arrangements                             17

SECTION 3.12     Litigation; Compliance with Laws                               18
SECTION 3.13     Environmental Laws                                             19
SECTION 3.14     Taxes                                                          20
SECTION 3.15     Benefit Plans                                                  21
SECTION 3.16     Labor Matters                                                  24
SECTION 3.17     Opinion of Financial Advisor                                   24
SECTION 3.18     Voting Requirements                                            24
SECTION 3.19     Rights Agreement                                               25
SECTION 3.20     Brokers                                                        25
SECTION 3.21     Executive Agreements                                           25

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 4.01     Organization, Standing and Corporate Power                     25
SECTION 4.02     Corporate Authorization                                        26
SECTION 4.03     Consents and Approvals; No Violations                          26
SECTION 4.04     Certain Information                                            27
SECTION 4.05     Vote Required                                                  27
SECTION 4.06     No Business Activities                                         27
SECTION 4.07     No Company Capital Stock                                       27
SECTION 4.08     Sufficient Funds                                               28

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01     Conduct of Business of the Company                             28

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

SECTION 6.01     Company Stockholders Meeting; Proxy Statement; Merger          30
SECTION 6.02     Access to Information; Notification of Certain Matters         31
SECTION 6.03     Reasonable Best Efforts                                        32
SECTION 6.04     Public Announcements                                           32
SECTION 6.05     No Solicitation                                                32
SECTION 6.06     Consents, Approvals and Filings                                33
SECTION 6.07     Employee Benefit Plans                                         34
SECTION 6.08     Indemnification; Directors' and Officers' Insurance            35
SECTION 6.09     Undertakings                                                   37

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

SECTION 7.01     Conditions to Each Party's Obligation to Effect the Merger     37

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01     Termination                                                    38
SECTION 8.02     Effect of Termination                                          40
SECTION 8.03     Fees and Expenses                                              41
SECTION 8.04     Amendment and Modification                                     41
SECTION 8.05     Extension; Waiver                                              42

                                   ARTICLE IX
                               GENERAL PROVISIONS

SECTION 9.01     Notices                                                        42
SECTION 9.02     Certain Definitions                                            43
SECTION 9.03     Interpretation                                                 43
SECTION 9.04     Entire Agreement; No Third-Party Beneficiaries                 44
SECTION 9.05     Governing Law                                                  44
SECTION 9.06     Assignment                                                     44
SECTION 9.07     Enforcement                                                    44
SECTION 9.08     Waiver of Jury Trial                                           45
SECTION 9.09     Severability                                                   45
SECTION 9.10     Counterparts                                                   45

                                    Schedules

Schedule A        Executive Employees
Schedule B        List of Subsidiaries
Disclosure Schedule

                                    Exhibits

Exhibit A         Conditions to the Offer

                            Glossary of Defined Terms

                  Each term set forth below has the meaning set forth in the Sections set forth below:

                  Accelerated Stock Options                                     2.08(a)
                  Acceptable Conditional Advice                                 Exhibit A
                  Acquisition Proposal                                          6.05(b)
                  Affected Employee                                             6.07(a)
                  affiliate                                                     9.02(a)
                  Agreement                                                     Preamble
                  Business Day                                                  9.02(b)
                  CAC                                                           1.01(c)
                  Certificate of Merger                                         2.03
                  Certificates                                                  2.09(b)
                  Closing                                                       2.02
                  Closing Date                                                  2.02
                  Code                                                          2.09(g)
                  Common Stock                                                  Recitals
                  Company                                                       Preamble
                  Company ERISA Plans                                           3.15
                  Company Licensed Intellectual Property                        3.10(b)
                  Company Owned Intellectual Property                           3.10(b)
                  Company Plans                                                 3.15
                  Company Stock Option Plans                                    3.04
                  Confidentiality Agreement                                     6.02(a)
                  Continuing Directors                                          1.04(c)
                  Covered Parties                                               6.08(b)
                  Credit Agreement                                              3.04
                  DGCL                                                          Recitals
                  Directors' Deferred Compensation Plan                         3.04
                  Directors' Plan                                               3.04
                  Disclosure Schedule                                           Article III
                  Dissenting Shares                                             2.07(d)
                  EC Merger Regulation                                          1.01(c)
                  Effective Time                                                2.03
                  Employee Stock Ownership Plan                                 3.04
                  Environmental Claim                                           3.13(d)
                  Environmental Laws                                            3.13(e)
                  ERISA                                                         3.15
                  ERISA Affiliate                                               3.15
                  Euro Compliant                                                3.10(c)
                  Exchange Act                                                  1.01(a)
                  Executive Agreements                                          Recitals
                  Executive Employees                                           Recitals
                  Executive Plan                                                3.04
                  Facility                                                      Exhibit A

                  Facility Guarantee                                            Exhibit A
                  Filed SEC Documents                                           3.07
                  Foreign Benefit Plan                                          3.15(n)
                  fully diluted basis                                           1.01(c)
                  GAAP                                                          3.05
                  Governmental Entity                                           3.03(b)
                  Guarantor                                                     1.04(c)
                  Hazardous Materials                                           3.13(f)
                  HSR Act                                                       3.03(b)
                  Incentive Plan                                                3.04
                  Indemnified Liabilities                                       6.08(b)
                  Intellectual Property                                         3.10(e)
                  Internal MIS Systems                                          3.10(c)
                  IP Contracts                                                  3.10(a)
                  IRS ruling                                                    3.14(a)(viii)
                  Key Employees' Stock Incentive Plan                           3.04
                  knowledge                                                     9.02(c)
                  Leased Real Property                                          3.09(a)
                  Liens                                                         3.04
                  Management Plan                                               3.04
                  Material Adverse Effect                                       3.01
                  Material Contracts                                            3.11
                  Merger                                                        Recitals
                  Merger Consideration                                          2.07(c)
                  Minimum Condition                                             1.01(c)
                  NMR                                                           3.10(a)
                  NYSE                                                          3.03(b)
                  Offer                                                         1.01(a)
                  Offer Consideration                                           1.01(a)
                  Offer Documents                                               1.02(a)
                  Offer to Purchase                                             1.02(a)
                  on a fully-diluted basis                                      1.01(c)
                  Option Spread                                                 2.08(a)
                  Parent                                                        Preamble
                  Parent Designees                                              1.04(a)
                  Paying Agent                                                  2.09(a)
                  Payment Fund                                                  2.09(a)
                  Permits                                                       3.12(b)
                  person                                                        9.02(d)
                  Positive Advice                                               Exhibit A
                  Preferred Stock                                               3.04
                  Proxy Statement                                               6.01(b)
                  Purchaser                                                     Preamble
                  Rabbi Trusts                                                  6.07(f)
                  Real Property                                                 3.09(a)
                  Real Property Leases                                          3.09(c)

                  Release                                                       3.13(g)
                  Replacement Plan                                              3.04
                  Returns                                                       3.14(a)
                  Rights                                                        Recitals
                  Rights Agreement                                              Recitals
                  Rights Amendment                                              3.19
                  Schedule 14D-9                                                1.03(b)
                  Schedule TO                                                   1.02(a)
                  SEC                                                           1.01(c)
                  SEC Documents                                                 3.05
                  Securities Act                                                3.05
                  Series Common Stock                                           3.04
                  Shares                                                        Recitals
                  Stock Option                                                  2.08(a)
                  Stockholders Meeting                                          6.01(a)
                  Subsidiary                                                    9.02(e)
                  Superior Proposal                                             6.05(c)
                  Surviving Corporation                                         2.01
                  Taxes                                                         3.14(b)
                  Termination Date                                              8.01(c)
                  Termination Fee                                               8.03(b)
                  Works' Council                                                1.01(c)

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2000 (including any schedule and exhibit hereto, this "Agreement"), by and among VNU N.V., a corporation organized under the laws of the Netherlands ("Parent"), ARTIST ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and ACNIELSEN CORPORATION, a Delaware corporation (the "Company"):

                  WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have each determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, to effectuate the acquisition, it is proposed that Purchaser commence a cash tender offer to purchase all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, including the associated Preferred Share Purchase Rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to a Rights Agreement, dated as of October 17, 1996, between the Company and First Chicago Trust Company of New York (the "Rights Agreement"), on the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined in Section 1.02(a));

                  WHEREAS, to effectuate the acquisition, it is further proposed that following consummation of the Offer (as defined in Section 1.01(a)), Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in such merger (the "Merger");

                  WHEREAS, the Board of Directors of the Company has, by the unanimous vote of all directors (a) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders; (b) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and (c) declared the advisability of this Agreement and resolved to recommend that the holders of the Shares accept the Offer and adopt this Agreement; and

                  WHEREAS, certain executive officers as set forth on Schedule A to this Agreement (together, the "Executive Employees") have executed and delivered concurrently with, and as a condition to the execution of this Agreement, agreements (the "Executive Agreements") which include, among other things, non-competition and non-solicitation provisions;

                  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01 The Offer. (a) Provided that none of the events set forth in Exhibit A hereto shall have occurred and be continuing, on the fifth Business Day (as defined in Section 9.02(b)) after the public announcement by Parent and the Company of the execution and delivery of this Agreement (counting the Business Day on which such announcement is made), Purchaser shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act")), an offer (the "Offer") to purchase all of the outstanding Shares, at a price of $36.75 per Share, net to the seller in cash (as paid pursuant to the Offer, the "Offer Consideration"). The obligation of Parent and Purchaser to commence the Offer, to consummate the Offer and to accept for payment and pay for Shares validly tendered in the Offer and not withdrawn shall be subject to the conditions set forth in Exhibit A hereto.

                  (b) On the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Parent shall provide, or cause to be provided, funds to Purchaser and Purchaser shall accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

                  (c) Without the prior written consent of the Company, Purchaser shall not (i) change the form of the Offer Consideration paid; (ii) decrease the Offer Consideration; (iii) decrease the number of Shares sought pursuant to the Offer; (iv) extend the expiration date of the Offer beyond the initial expiration date of the Offer (which shall be the 20th Business Day after commencement of the Offer), except (A) as required by applicable law or by any rule or regulation of the U.S. Securities and Exchange Commission (the "SEC "), or (B) that if, immediately prior to the expiration date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute at least 80% but less than 90% of the outstanding Shares, Purchaser may, in its sole discretion, extend the Offer for one or more periods not to exceed an aggregate of five Business Days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer, or (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the expiration date of the Offer for one or more periods (not in excess of ten Business Days each) but in no event later than June 30, 2001; (v) waive the condition (the "Minimum Condition ") that there shall have been validly tendered and not withdrawn immediately prior to the time the Offer expires such number of Shares which, together with the Shares then owned by Parent, would constitute at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to warrants, Stock Options (as defined in Section 2.08) or obligations outstanding at that date under employee stock or similar benefit plans or otherwise whether or not vested or then exercisable);
(vi) waive the condition relating to the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and, if required, under the Competition Act (Canada) and the rules and regulations thereunder (the "CAC"), the condition relating to the issuance of a decision under Article 6(1)(b) or 8(2) of Council Regulation No. 4064/89 of the

European Community, as amended (the "EC Merger Regulation"), or the condition relating to the non-termination of this Agreement; (vii) amend any term or other condition of the Offer in any manner adverse to holders of Shares; or (viii) impose any additional condition to the Offer; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer in its sole discretion; and provided further that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the SEC. If the Offer shall not have been consummated at the scheduled expiration thereof due to the failure to satisfy (i) any of the conditions to the Offer set forth in clause (e)(i) or (e)(iv) of Exhibit A, (ii) the condition to the Offer relating to the expiration of the waiting period under the HSR Act and, if required, the CAC, or (iii) the condition relating to the issuance of a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation, Parent will, at the request of the Company, cause Purchaser to extend the expiration date of the Offer for one or more periods (not in excess of ten Business Days each) but in no event later than June 30, 2001. If the Offer shall not have been consummated at the scheduled expiration thereof due to the failure to satisfy the condition relating to the Central Works' Council of Parent (as defined in Section 1.04(c)) (the "Works' Council") set forth in clause (c) of Exhibit A, Parent will, at the request of the Company, cause Purchaser to extend the expiration date of the Offer for one or more periods (not in excess of ten Business Days each) but in no event later than September 30, 2001.

                  SECTION 1.02 Offer Documents. (a) As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other ancillary documents, together with all supplements, instruments and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Company will promptly supply to Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents.

                  (b) Each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent, Purchaser and the Company shall promptly correct any information provided by them for use in the Offer Documents if and to the extent that such information shall be or have become false or misleading in any material respect, and Parent and Purchaser shall take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Shares as and to the extent required by applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser agree to provide the Company and its counsel any comments Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  SECTION 1.03 Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that (i) its Board of Directors (at a meeting duly called and held on December 17, 2000) has by the unanimous vote of all directors (A) determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the Company's stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval is sufficient to render the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (C) declared the advisability of this Agreement and resolved to recommend acceptance of the Offer and adoption of this Agreement by the holders of Shares; provided, however, that prior to the consummation of the Offer, the Board of Directors of the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors, after receiving advice from outside counsel, concludes in good faith that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law, and (ii) Evercore Group Inc. has delivered to the Board of Directors of the Company its opinion that the Offer Consideration to be received by the holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by its directors and executive officers that they either intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer or, if applicable, vote all such Shares in favor of the Merger.

                  (b) The Company shall file with the SEC, as promptly as reasonably practicable on the date of commencement of the Offer, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company in favor of the Offer and the adoption of this Agreement and the transactions contemplated hereby, including the Merger, provided, however, that prior to the consummation of the Offer, the Board of Directors of the Company may modify, withdraw or change such recommendation to the extent that the Board of Directors, after receiving advice from outside counsel, concludes in good faith that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law. Each of Parent and Purchaser will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning the Parent Designees (as defined in Section 1.04(a) hereof), as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company shall include such information in the Schedule 14D-9. Parent will promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, any information concerning Parent or Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, Parent and Purchaser shall promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that such information shall be or have become false or misleading in any material respect and the Company shall take all lawful action necessary to cause the Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Shares as and to the extent required by applicable law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the
Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel any comments the Company or its counsel receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt of such comments.

                  (c) In connection with the Offer, the Company shall promptly furnish Parent and Purchaser with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Parent and Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

                  SECTION 1.04 Directors. (a) Promptly after the purchase of and payment for the Shares by Purchaser pursuant to the Offer, Parent shall be entitled to designate such number of directors (the "Parent Designees"), rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board pursuant to this Section 1.04) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided that, in the event the Minimum Condition shall have been satisfied, in no event shall the Parent Designees constitute less than a majority of the entire Board of Directors. In furtherance thereof, the Company shall, upon the request of Parent, use its reasonable best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable the Parent Designees to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause the Parent Designees to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 9.02) of the Company and (iii) each committee (or similar body) of each such board.

                  (b) The Company's obligation to appoint Parent Designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.04(a), including mailing to stockholders the information required by such
Section 14(f) and Rule 14f-1 (or including such information in the Schedule 14D-9 initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent Designees to be elected to the Company's Board of Directors. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to Parent and Purchaser and their nominees, officers, directors and affiliates to the extent required by such Section 14(f) and Rule 14f-1. The provisions of this Section
1.04 are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

                  (c) Notwithstanding the provisions of this Section 1.04, the parties hereto shall use their respective best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time (as defined in Section 2.03), be directors of the Company who were directors of the Company on the date hereof (the "Continuing Directors"), provided that, if there shall be in office fewer than two Continuing Directors for any reason, the Board of Directors shall cause the person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company or Parent or any of their respective subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that the Parent Designees constitute a majority of the Company's Board of Directors and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any amendment to the Company's restated certificate of incorporation or by-laws, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder which adversely affects the holders of Shares other than Parent or Purchaser may be effected only if there are in office one or more Continuing Directors and such action is approved by the action of unanimous vote of the entire Board of Directors of the Company.

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, the Merger shall be effected and Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (as such, the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

                  SECTION 2.02 Closing. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place as soon as practicable, but in no event later than 10:00 a.m. on the second Business Day (the "Closing Date") following satisfaction or waiver of all of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, unless another date, time or place is agreed to in writing by the parties hereto.

                  SECTION 2.03 Effective Time. On the Closing Date (or on such other date as Parent and the Company may agree), the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger or, if applicable, a certificate of ownership and merger (in either case, the "Certificate of Merger") and any other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings in such form as is required by, and executed in accordance with, the DGCL and other applicable law in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is mutually agreed by the parties and set forth therein (the "Effective Time").

                  SECTION 2.04 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 2.05 Certificate of Incorporation; By-Laws. (a) At the Effective Time, subject to Section 6.08(a), the restated certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

                  (b) The by-laws of the Company shall be the by-laws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable law.

                  SECTION 2.06 Directors; Officers. From and after the Effective Time, (a) the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until the earlier of (i) their resignation or removal or (ii) the time at which their respective successors are duly elected and qualified, as the case may be, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of (i) their resignation or removal or (ii) the time at which their respective successors are duly elected and qualified, as the case may be.

                  SECTION 2.07 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or any holder of Shares or any other shares of capital stock of the Company or Purchaser:

                  (a) Common Stock of Purchaser. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share issued and outstanding immediately prior to the Effective Time that is owned by the Company or any Subsidiary of the Company or by Parent, Purchaser or any other Subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.07(b) and any Dissenting Shares (as defined in Section 2.07(d)) shall be converted into the right to receive the Offer Consideration, payable to the holder thereof, without any interest thereon (the "Merger Consideration"), less any required withholding Taxes (as defined in Section 3.14(b)), upon surrender and exchange of a Certificate (as defined in Section 2.09(b)).

                  (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who, if applicable, has not voted such Shares in favor of the Merger and who has the right to demand, and who properly demands, an appraisal of such Shares ("Dissenting Shares") in accordance with Section 262 of the DGCL (or any successor provision) shall not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with
         Section 2.07(c). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or offer to settle, any such demands.

                  SECTION 2.08 Options; Stock Plans. (a) Each outstanding option to purchase Shares (a "Stock Option") which immediately prior to the Effective Time is not vested will accelerate and become fully vested and exercisable upon the Effective Time in accordance with the terms of the applicable Company Stock Option Plan (the "Accelerated Stock Options"). As of the Effective Time, each Stock Option (including the Accelerated Stock Options) shall be canceled by the Company and in consideration of such cancellation, the Company shall pay to each holder of a canceled Stock Option at the Effective Time an amount (the "Option Spread") equal to the product of (A) the excess, if any, of (i) the Merger Consideration over (ii) the exercise price per Share of such Stock Option multiplied by (B) the number of Shares subject to such Stock Option immediately prior to its cancellation. The Option Spread, after reduction for any required withholding Taxes, shall be paid in cash as promptly as practicable following the Effective Time.

                  (b) As of the Effective Time, (i) each then outstanding deferred share unit issued under the Directors' Deferred Compensation Plan shall be cancelled and in consideration of such cancellation, the holder of such deferred share unit shall receive as promptly as practicable following the Effective Time a cash payment equal to the number of deferred share units then held by such holder, multiplied by the Merger Consideration, (ii) each deferred cash account established under the Directors' Deferred Compensation Plan shall be cancelled and in consideration of such cancellation, the participant in whose name the deferred cash account is established shall receive as promptly as practicable following the Effective Time a cash payment equal to the balance in such deferred cash account and (iii) each then outstanding share of restricted stock issued under the Directors' Plan shall be cancelled and in consideration of such cancellation, the holder of such shares of restricted stock shall receive as promptly as practicable following the Effective Time a cash payment equal to the number of shares of restricted stock then held by such holder, multiplied by the Merger Consideration.

                  (c) The Company shall take all actions necessary to ensure that following the Effective Time no holder of a Stock Option or any participant in any employee incentive or benefit plans or programs or arrangements or non-employee director plans maintained by the Company shall have any right thereunder to acquire any capital stock of Parent or the Surviving Corporation.

                  SECTION 2.09 Payment for Shares. (a) Payment Fund. Concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Parent, which shall be reasonably satisfactory to the Company (the "Paying Agent"), for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable upon the conversion of Shares pursuant to Section 2.07(c) (the "Payment Fund").

                  (b) Letters of Transmittal; Surrender of Certificates. As soon as reasonably practicable after the Effective Time, Parent shall instruct the Paying Agent to mail to each holder of record (other than the Company or any of its Subsidiaries or Parent, Purchaser or any other Subsidiary of Parent) of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (i) the number of Shares formerly represented by such Certificate and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate, or establish to the satisfaction of Parent and the Surviving Corporation that such Taxes have been paid or are not applicable.

                  (c) Cancellation of Shares; No Further Rights. As of the Effective Time, all Shares (other than Shares to be canceled in accordance with Section 2.07(b)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto or arising therefrom (including without limitation the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of such Certificate in accordance with Section 2.09(b), and until so surrendered, each such Certificate shall represent for all purposes only the right to receive the Merger Consideration (without interest), other than in the case of Dissenting Shares. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this
Section 2.09 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

                  (d) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated "A-1" or "P-1" or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the Payment Fund shall be the property of and paid over to Parent as and when requested by Parent.

                  (e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates that have not theretofore complied with this Section
2.09 shall thereafter look only to Parent, and only as general creditors thereof, for payment of their claim for any Merger Consideration.

                  (f) No Liability. None of Parent, Purchaser, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.03(b))), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                  (g) Withholding Rights. Parent and Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Options or Certificates such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Parent and the Purchaser to enter into this Agreement, except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent and Purchaser upon or prior to entering into this Agreement (the "Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as follows:

                  SECTION 3.01 Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly incorporated (or if not a corporation, duly organized), validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate or other power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes of this Agreement, a "Material Adverse Effect" with respect to any person means a material adverse effect on (a) the ability of such person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (b) the financial condition, business or results of operations of such person and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) the industries in which such person operates and not specifically relating to such person, (iii) the performance of this Agreement or the transactions contemplated hereby in accordance with the terms of this Agreement or (iv) any development relating to the action commenced by Information Resources, Inc. on July 29, 1996 in the United States District Court for the Southern District of New York, naming as defendants The Dun & Bradstreet Corporation, A.C. Nielsen Company (a subsidiary of the Company) and I.M.S. International, Inc., and any related proceedings. The Company has delivered or made available to Parent true, complete and correct copies of the certificate of incorporation and by-laws or comparable governing documents of the Company, as amended or restated to the date of this Agreement. Schedule B sets forth a true, correct and complete list of all Subsidiaries of the Company required to be reported on Exhibit 21 to the Company's Annual Report on Form 10-K. Except as set forth in such Schedule B, all Subsidiaries of the Company required to be so reported are wholly owned directly or indirectly by the Company. The Company does not own, directly or indirectly, any capital stock or other equity interest in any person other than the Subsidiaries other than such capital stock and other equity interests with a carrying value, in the aggregate, not in excess of $1,000,000.

                  SECTION 3.02 Corporate Authorization. The Company has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized, and this Agreement has been approved, by the Board of Directors of the Company, and no other corporate proceeding, other than with respect to the Merger the approval of the Company's stockholders, is necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Subject to the applicability of Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote required to adopt this Agreement and consummate the Merger.

                  SECTION 3.03 Consents and Approvals; No Violations. (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, (i) violate any of the provisions of the restated certificate of incorporation or by-laws of the Company or the comparable governing documents of any Subsidiary of the Company, in each case as amended or restated to the date of this Agreement, (ii) subject to the governmental filings and other matters referred to in Section 3.03(b), violate or result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or other instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound or affected or (iii) subject to the governmental filings and other matters referred to in Section 3.03(b), violate any domestic or foreign law, rule or regulation applicable to the Company or any order, writ, judgment, injunction, decree, determination or award applicable to the Company currently in effect, which, in the case of clauses (ii) and (iii) above, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) (A) the receipt of a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation, declaring the Offer and the Merger compatible with the European Community common market, (B) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (C) any filings with, or approvals or consents of, any other competent antitrust authority, (ii) the filing with the SEC of (A) the Schedule 14D-9 and, if required by applicable law, the Proxy Statement (as defined in Section 6.01(b)), (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business,
(iv) the pre-notification requirements under the Investment Canada Act of 1985,
(v) as required under the rules and regulations of the New York

Stock Exchange, Inc. (the "NYSE") and (vi) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.04 Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists solely of (a) 150,000,000 shares of Common Stock, (b) 5,000,000 shares of series common stock, par value $0.01 per share (the "Series Common Stock"), of which no shares were outstanding, and (c) 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), of which no shares were outstanding but of which 400,000 shares have been designated as Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Rights distributed to the holders of Common Stock pursuant to the Rights Agreement. At the close of business on November 30, 2000, 57,830,966 shares of Common Stock were outstanding, and 2,471,445 shares of Common Stock of the Company were held in the treasury of the Company. At the close of business on November 30, 2000, no Stock Options, warrants, shares of restricted stock, or other rights to acquire capital stock from the Company were outstanding other than (a) the Rights, (b) Stock Options representing in the aggregate the right to purchase up to 12,942,060 shares of Common Stock (including tandem limited stock appreciation rights granted to senior executives of the Company) and 19,875 stock appreciation rights under the 1996 ACNielsen Key Employees' Stock Incentive Plan (the "Key Employees' Stock Incentive Plan"), the 1996 ACNielsen Replacement Plan for Certain Employees Holding The Dun & Bradstreet Equity Based Awards (the "Replacement Plan"), the 1996 ACNielsen Non-Employee Directors' Stock Incentive Plan (the "Directors' Plan"), the 1996 ACNielsen Senior Executive Plan (the "Executive Plan"), the 1996 ACNielsen Management Incentive Bonus Plan (the "Management Plan") and the BBI Marketing Services Inc. Key Employee Stock Option Plan (the "Incentive Plan") (collectively, the "Company Stock Option Plans"),
(c) stock units representing in the aggregate the right to receive no more than 30,000 shares of Common Stock under the 1996 ACNielsen Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") and (d) obligations to issue shares of Common Stock under the ACNielsen Employee Stock Ownership Plan (the "Employee Stock Ownership Plan"). Other than (a) the shares of Common Stock (including restricted stock), Rights, Stock Options, stock units and other rights described above), (b) Stock Options, stock units or other rights to acquire no more than 50,000 shares of Common Stock (and accompanying Rights) in the aggregate pursuant to the Company Stock Option Plans, and the Directors' Deferred Compensation Plan and (c) shares of Common Stock (and associated Rights) issued since November 30, 2000 upon the exercise of the Stock Options referred to in clauses (b) or (c) of the immediately preceding sentence, no shares, Stock Options or warrants or other rights to acquire capital stock from the Company remain outstanding as of the date of this Agreement. All outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, and, in the case of the Subsidiaries, are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more such Subsidiaries (except as disclosed in Schedule B), free and clear of all pledges, claims, liens, charges, mortgages, conditional sale or title retention agreements, hypothecations, collateral assignments, security interests, easements and other encumbrances of any kind or nature whatsoever (collectively, "Liens"), except for Liens under the Three-Year Credit Agreement, dated as of April 15, 1998, among the Company, The Chase Manhattan Bank and the lenders named therein (the "Credit Agreement"). Except as described above, neither the Company nor any Subsidiary of the

Company has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding Stock Option, warrant, call, subscription or other right (including any preemptive or similar right), agreement or commitment which (a) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary of the Company,
(b) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries, or (c) relates to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries except, in the case of clause (b) or (c), as provided in the Credit Agreement. No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding.
Section 3.04 of the Disclosure Schedule accurately sets forth information as of November 30, 2000 regarding the exercise price, date of grant and number of granted Stock Options and rights to purchase shares of Common Stock pursuant to any Company Stock Option Plan, the Employee Stock Ownership Plan and the Directors' Deferred Compensation Plan. Except as described above, there are no other stock appreciation, phantom stock or other equity-based awards outstanding under any employee incentive or benefit plan or program or arrangement or non-employee director plan maintained by the Company.

                  SECTION 3.05 SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after January 1, 1998 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such dates contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). No Subsidiary is required to file any form, report or other document with the SEC.

                  SECTION 3.06 Absence of Certain Changes or Events. Since September 30, 2000, the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, and there has not been: (a) any event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company; (b) any declaration, setting aside or payment of any dividend or other distribution in respect of shares of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any shares of its outstanding capital stock or of any rights, warrants or options to acquire any such shares; (c) other then in the ordinary course consistent with past practice, any (i) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar arrangement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements with respect to any director, officer or employee of the Company or any of its Subsidiaries, (iv) increase in (or amendments to the terms of) compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, or
(v) any adoption or agreement to adopt any collective bargaining agreement or any Company Plan or Foreign Benefit Plan (as defined hereinafter); (d) any change by the Company or any of its Subsidiaries in accounting methods, principles or practices, except as required by GAAP; or (e) any agreement or commitment by the Company or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (d) otherwise than as expressly provided for herein.

                  SECTION 3.07 No Undisclosed Liabilities. Except to the extent accrued or reserved in the Company's financial statements (including the notes thereto) included in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), and unless incurred in the ordinary course of business since the date of the most recent financial statements included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, contingent, absolute or otherwise, except for those that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.08 Certain Information. The Schedule 14D-9 and the Proxy Statement will contain all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Purchaser in writing for inclusion in, or with respect to Parent or Purchaser derived form Parent's public SEC filings which are included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the

Company, or with respect to any information supplied by the Company in writing for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

                  SECTION 3.09 Real Property. (a) Section 3.09(a) of the Disclosure Schedule sets forth all of the material real property owned by the Company (the "Real Property") and its Subsidiaries and all material property leased by the Company and its Subsidiaries (the "Leased Real Property").

                  (b) The Company or its Subsidiaries has good and marketable title to each parcel of Real Property owned by the Company or its Subsidiaries and a valid leasehold interest in all Real Property leased by the Company and its Subsidiaries free and clear of all Liens except (i) those reflected or reserved against in the latest balance sheet of the Company included in the Filed SEC Documents, (ii) Taxes and general and special assessments not in default and payable without penalty and interest, and (iii) other Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) The Company has heretofore made available to Parent true, correct and complete copies of all leases, subleases and other agreements requiring annual payments of $5,000,000 or more (the "Real Property Leases"), under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company: (i) all rent and other sums and charges payable by the Company or its Subsidiaries as tenants under the Real Property Leases are current in all material respects, and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary or, to the Company's knowledge, the landlord exists under any Real Property Lease.

                  SECTION 3.10 Intellectual Property. (a) The status of the Company's rights in and to the "ACNielsen" name is set forth in the TAM Master Agreement between the Company and Cognizant Corporation (now Nielsen Media Research, Inc.) ("NMR"), the CZT/ACN Trademarks, L.L.C. Limited Liability Company Agreement between NMR and the Company, the Intellectual Property Agreement among The Dun & Bradstreet Corporation, NMR and the Company, all dated as of October 28, 1996, and the Worldwide Trademark Assignment dated as of October 29, 1996 from ACNielsen Corporation to CZT/ACN Trademarks, L.L.C., including all exhibits and schedules to each of them (collectively, the "IP Contracts"), and copies of the IP Contracts have been provided or made available to Parent.

                  (b) Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company owns or has rights to use and, except for Intellectual Property licensed to the Company to the extent the terms of the applicable licenses restrict transfer, transfer all Intellectual Property that is reasonably necessary to conduct the Company's business as it is conducted on the date hereof, in each case free and clear of all Liens, and (ii) to the best of the Company's knowledge, the conduct of the Company's and its Subsidiaries' business does not (A) infringe on any patent, trademark, copyright or other intellectual property right of any other person, or (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other similar right of any other person. For purposes of this Agreement, "Intellectual Property" shall mean all intellectual property material to the operation or the conduct of business of the Company or its Subsidiaries, including copyrights, trademarks, trade names, service marks, domain names, trade dress, letters patent (including registrations or applications for registration in any jurisdiction, and any renewals or extensions thereof), the goodwill associated with the foregoing; confidential or proprietary technical and business information, know-how and trade secrets, in any jurisdiction, and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (c) The Internal MIS Systems are Euro Compliant except for failures to be Euro Compliant that would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. "Euro Compliant" means that the Internal MIS Systems will record, store, process and present currency denominated in Euros, in the same manner, and with the same functionality, as the Internal MIS Systems record, store, process and present currencies denominated in U.S. Dollars and major European currencies. "Internal MIS Systems" means any computer software and systems (including hardware, firmware, operating system software, utilities and applications software) used in the ordinary course of the business of the Company that process financial information and that are material to the operation of the business of the Company, including, where applicable, payroll, accounting, billing/receivables, purchasing payables, inventory, asset tracking, customer service, and human resources.

                  SECTION 3.11 Certain Contracts and Arrangements. Except as disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any contracts, agreements, instruments or understandings of the following nature (excluding contracts under which neither the Company nor any Subsidiary has any remaining material obligation) (collectively, the "Material Contracts"):

                  (a) contracts with any current or former officer or director of the Company (other than any such officer who receives or received during his or her last year of employment with the Company or any of its Subsidiaries less than $200,000 in total annual cash compensation from the Company or any of its Subsidiaries);

                  (b) contracts pursuant to which the Company or any of its Subsidiaries licenses other persons to use any material Intellectual Property (other than contracts entered into for the licensing of data or software in the ordinary course of business);

                  (c) contracts other than contracts entered into in the ordinary course of business (i) for the sale of any material amount of the assets of the Company or any of its Subsidiaries, or (ii) for the grant to any person of any preferential rights to purchase any material amount of its assets;

                  (d) contracts that materially restrict the Company or any of its affiliates from competing in any material line of business or with any person in any geographical area or that materially restrict any other person from competing with the Company or any of its affiliates in any material line of business or in any geographical area;

                  (e) contracts that are material to the Company and that restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other person or that restrict any other person from disclosing any information concerning or obtained from the Company or any of its Subsidiaries (other than contracts entered into in the ordinary course of business consistent with past practice);

                  (f) any confidentiality, nondisclosure or similar contract that contains any "standstill" provisions or similar restrictions on Acquisition Proposals by any third party (other than Parent or its affiliates);

                  (g) contracts involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party involving aggregate consideration of $5,000,000 or more or
         (ii) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $5,000,000 or more;

                  (h) contracts with any affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                  (i) contracts that are material to the Company and contain a "change in control" or similar provision;

                  (j) contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money in an aggregate amount in excess of $5,000,000 in the aggregate;

                  (k) contracts relating to any material joint venture, partnership, strategic alliance or similar arrangement; and

                  (l) contracts existing on the date hereof involving revenues in excess of $10,000,000 per year.

Except as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in breach or default under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in breach or default thereunder.

                  SECTION 3.12 Litigation; Compliance with Laws. (a) Except as set forth in the Filed SEC Documents, (i) there is no suit, claim, action, proceeding (at law or in equity) or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before any arbitrator, court or other Governmental Entity, and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, judgment, injunction, decree or arbitration order or award that, in any such case described in clauses
(a) and (b), has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement.

                  (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity and have not received notification of any asserted present or past failure to so comply. All federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for each of the Company and its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted have been obtained or made, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.13 Environmental Laws. (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity alleging that the Company or any of its Subsidiaries is not in such compliance, other than such events of noncompliance as would not reasonably be expected to have a Material Adverse Effect.

                  (b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which would reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Materials, which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or would reasonably be expected to have retained or assumed either contractually or by operation of law which, in any case, would reasonably be expected to have a Material Adverse Effect on the Company.

                  (d) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company and each of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (e) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or human health as affected by the environment including, without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                  (f) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                  (g) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  SECTION 3.14 Taxes. (a) Except as disclosed in the Filed SEC Reports, as of the date hereof and as of the Effective Time:

                  (i) Except where the failure to do so would not have a Material Adverse Effect on the Company, each of the Company and each Subsidiary of the Company (and any affiliated or unitary group of which any such person was a member) has timely filed, taking into account any proper extensions, all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements, including combined unitary or consolidated returns for any group of entities (the "Returns") required to be filed by or for it in respect of any Taxes (as hereinafter defined) and has caused such Returns as so filed to be true, correct and complete, established reserves that are reflected in the Company's most recent financial statements included in the Filed SEC Documents and that as so reflected are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of the Company and its Subsidiaries through the date hereof and timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over. Each of the Company and each Subsidiary of the Company (and any affiliated or unitary group of which any such person was a member) has timely paid, or has had paid on its behalf, (x) all Taxes that have or had become due and payable with respect to taxable periods or portions thereof beginning after October 31, 1996, except for those contested in good faith and for which adequate reserves have been provided in the Company's financial statements and (y) all Taxes with respect to taxable periods or portions thereof ending on or before October 31, 1996 for which the Company is liable under the Tax Allocation Agreement dated as of October 29, 1996 among The Dun & Bradstreet Corporation, Cognizant Corporation and the Company, except for those contested in good faith and for which adequate reserves have been provided in the Company's financial statements.

                  (ii) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

                  (iii) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing agreement or similar agreement or arrangement.

                  (iv) Since November 1, 1996, neither the Company nor any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise and, to the knowledge of the Company, the Internal Revenue Service has not proposed any adjustment or change in an accounting method of the Company or any of its Subsidiaries.

                  (v) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

                  (vi) Except as would not have a Material Adverse Effect, there are no Tax liens upon any asset of the Company or any of its Subsidiaries except liens for Taxes not yet due.

                  (vii) Since November 1, 1996, neither the Company nor any of its Subsidiaries has made a disclosure on a Return with respect to the Company or any Subsidiary pursuant to Section 6662 of the Code.

                  (viii) The Dun & Bradstreet Corporation received a ruling from the Internal Revenue Service that the November 1, 1996 spin-off of the Company by The Dun & Bradstreet Corporation was a Tax-free spin-off (the "IRS ruling") and the Company has taken no action that is, and nothing contemplated by this Agreement would materially conflict with or be, inconsistent with any of the representations or statements made by the Company to the Internal Revenue Service in connection with the IRS ruling.

                  (b) For purposes of this Agreement, "Taxes" means all federal, state, local and foreign income, property, sales, excise, employment, payroll, franchise, withholding and other taxes, tariffs, charges, fees, levies, imposts, duties, licenses or other assessments of every kind and description, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  SECTION 3.15 Benefit Plans. Section 3.15 of the Disclosure Schedule sets forth a true, correct and complete list of all material "employee benefit plans" (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any current or former United States employee, officer or director of the Company or any of its Subsidiaries (the "Company ERISA Plans") and any other material benefit or compensation plan, program or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or an ERISA Affiliate, whether written or oral, for the benefit of any current or former United States employee, officer or director of the Company or any of its Subsidiaries (the Company ERISA Plans and such other plans being referred to as the "Company Plans"). The Company has furnished or made available to Parent and its representatives a true, correct and complete copy of each Company Plan and each material document prepared in connection with each Company Plan including, without limitation, any summary plan descriptions and notifications to employees, a written description of any Company Plan for which there is no written document and, except with respect to Company Plans maintained by Market Decisions, Inc. and BBI Marketing Services, Inc., the most recent annual reports, determination letters, financial statements and actuarial valuations with respect to each Company Plan. Except where the failure to comply would not reasonably be expected to have a Material Adverse Effect:

                  (a) none of the Company ERISA Plans is a "multiemployer plan" within the meaning of ERISA;

                  (b) none of the Company Plans promises or provides retiree health benefits or retiree life insurance benefits to any person;

                  (c) none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                  (d) neither the Company nor any of its Subsidiaries has an obligation to adopt, or is considering the adoption of, any new benefit or compensation plan, program or arrangement or, except as required by law, the amendment of an existing Company Plan;

                  (e) each Company ERISA Plan intended to be qualified under
         Section 401(a) of the Code has received a favorable determination notification, advisory and/or opinion letter, as applicable, from the Internal Revenue Service, covering all of the provisions applicable to the Company ERISA Plan for which such letters are currently available, that it is so qualified, or otherwise meets the applicable qualification requirements of Section 401(a) of the Code, and nothing has occurred since the date of such letter that would reasonably be expected to affect the qualified status of such Company ERISA Plan;

                  (f) each Company Plan has been operated in accordance with its terms and the requirements of all applicable laws, regulations and rules, including, without limitation, ERISA and the Code, and no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any the Company ERISA Plan;

                  (g) neither the Company nor any of its Subsidiaries or members of their "controlled group" has incurred at any time any direct or indirect liability under ERISA or the Code including, without limitation, any liability in connection with the termination of, withdrawal from or failure to fund, any Company ERISA Plan or other retirement plan or arrangement (including any "multiemployer plans"), and no fact or event exists that would reasonably be expected to give rise to any such liability;

                  (h) the aggregate accumulated benefit obligations of each Company ERISA Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company ERISA Plan and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company ERISA Plan (as of the date of such valuation);

                  (i) the Company is not aware of any claims relating to the Company Plans, other than routine claims for benefits;

                  (j) none of the Company Plans provides for benefits or other participation therein, and the Company has received no claims or demands for participation in or benefits under any Company Plan, by any individual classified or treated by the Company as an independent contractor;

                  (k) all contributions, premiums or payments required to be made with respect to any Company Plan have been made and, where permitted, all such contributions, premiums or payments have been fully deducted for income Tax purposes;

                  (l) the Company has performed all obligations required to be performed by it under, and is not in any respect in default under or in violation of and has no knowledge of any default or violation by any party to, any Company Plan;

                  (m) neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code as a result of any transaction or event contemplated by this Agreement; and

                  (n) with respect to each employee benefit or compensation plan, program or arrangement that is sponsored, maintained, contributed to or required to be contributed to by the Company, whether written or oral, for the benefit of any current or former employee, officer or director of the Company and its Subsidiaries and that is not subject to United States law (a "Foreign Benefit Plan"):

                           (i) all employer and employee contributions to each
                  Foreign Benefit Plan required by the applicable governing law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

                           (ii) the fair market value of the assets of each
                  funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations;

                           (iii) each Foreign Benefit Plan has been operated in
                  accordance with its terms and the requirements of all applicable laws; and

                           (iv) each Foreign Benefit Plan required to be
                  registered has been registered and has been maintained in good standing with applicable regulatory authorities.

                  SECTION 3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement which pertains to employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.16 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on the Company, (a) no employees of the Company or any of its Subsidiaries are represented by any labor organization and, to the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, (b) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (c) to the knowledge of the Company, there are no organizing activities involving the Company or any of its Subsidiaries pending with any labor organization or group of employees of the Company or any of its Subsidiaries, (d) the Company is in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining, worker classification and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity, and (e) there are no (i) unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Company, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, or
(ii) complaints, charges or claims against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries.

                  SECTION 3.17 Opinion of Financial Advisor. The Company has received the written opinion of Evercore Group Inc., dated December 17, 2000 (a true, correct and complete copy of which will be promptly delivered to Parent by the Company), to the effect that, based upon and subject to the matters set forth therein and as of the date thereof, the Offer Consideration and the Merger Consideration to be received by the holders of Shares (other than Parent and Purchaser) in the Offer and the Merger, respectively, is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified.

                  SECTION 3.18 Voting Requirements. In the event that Section 253 of the DGCL is inapplicable and unavailable to effectuate the Merger, the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at the Stockholders Meeting with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation by the Company of the Merger and the other transactions contemplated hereby to be consummated by the Company. The Board of Directors has taken all necessary actions so that the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, including the Offer and the Merger. No other state takeover statute or similar statute applies or purports to apply to the Offer, the Merger or the other transactions contemplated hereby.

                  SECTION 3.19 Rights Agreement. The Company has amended its Rights Agreement (the "Rights Amendment") to ensure that (a) neither a "Distribution Date" nor a "Stock Acquisition Date" (in each case as defined in the Rights Agreement) will occur, and none of Parent or Purchaser or any of their "Affiliates" or "Associates" will be deemed to be an "Acquiring Person" (in each case as defined in the Rights Agreement), by reason of the execution and delivery of this Agreement or the consummation of the transactions to be effected pursuant to this Agreement, and (b) the Rights will expire immediately prior to the consummation of the Offer. The Rights Amendment is sufficient to render the Rights inoperative with respect to (i) the acquisition of Shares by Parent, Purchaser or their affiliates pursuant to this Agreement and the Offer and (ii) the Merger. A true and correct copy of the Rights Amendment has been delivered or made available to Parent.

                  SECTION 3.20 Brokers. No broker, investment banker, financial advisor or other person, other than Evercore Group Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A complete and accurate copy of the Evercore Group Inc. engagement letter has been provided or made available to Parent.

                  SECTION 3.21 Executive Agreements. The Executive Agreements are in full force and effect. There has been no breach of, or default (or an event which with notice or lapse of time or both would become a default) under the Executive Agreements which would give to others any right of termination, amendment, acceleration or cancellation of the Executive Agreements.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company as follows:

                  SECTION 4.01 Organization, Standing and Corporate Power. Each of Parent and Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser, taken as a whole. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of Parent and Purchaser, in each case as in effect on the date hereof.

                  SECTION 4.02 Corporate Authorization. Each of Parent and Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to contemplate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by the sole stockholder of each of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each such party in accordance with its terms.

                  SECTION 4.03 Consents and Approvals; No Violations. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) violate any of the provisions of the certificate of incorporation or by-laws of Parent or Purchaser or any of their respective Subsidiaries, in each case as amended or restated to the date of this Agreement,
(ii) subject to the governmental filings and other matters referred to in
Section 4.03(b), violate, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a material obligation, a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or other instrument or undertaking to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective assets is bound or affected other than the Positive Advice or Acceptable Conditional Advice of the Works' Council (each as defined in Exhibit A), or (iii) subject to the governmental filings and other matters referred to in Section 4.03(b), violate any law, rule or regulation applicable to Parent and Purchaser, or any order, writ, judgment, injunction, decree, determination or award applicable to Parent and Purchaser currently in effect, which, in the case of clauses (ii) and (iii) above, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Purchaser taken as a whole.

                  (b) No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Purchaser or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Purchaser or the consummation by Parent, Purchaser of any of the transactions contemplated hereby, except for (i) (A) the receipt of a decision under the EC Merger Regulation declaring the Offer and the Merger compatible with the European Community common market, (B) the filing of premerger notification and report forms under the HSR Act and, if required, the CAC and (C) any filings with, or approvals or consents of, any other competent antitrust authority, (ii) those filings required under the Investment Canada Act of 1985, (iii) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (v) any other consents, approvals, authorizations, filings or notices the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Purchaser, taken as a whole.

                  SECTION 4.04 Certain Information. Subject to the Company's fulfillment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other applicable law, and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Parent or Purchaser with respect to any information supplied by the Company in writing for inclusion in, or with respect to the Company information derived from the Company's public SEC filings which is included or incorporated by reference in the Offer Documents. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9 or the Proxy Statement will, at the respective times the Schedule 14D-9 and the Proxy Statement are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Purchaser, or with respect to any information supplied by Parent or Purchaser for inclusion in the
Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Purchaser shall so describe the event to the Company.

                  SECTION 4.05 Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

                  SECTION 4.06 No Business Activities. Purchaser has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 4.07 No Company Capital Stock. Neither Parent nor any of its Subsidiaries owns or holds, directly or indirectly, any Shares or any other capital stock of the Company, or any options, warrants or other rights to acquire any Shares or any other capital stock of the Company, or, in each case, any interests therein.

                  SECTION 4.08 Sufficient Funds. At the Closing, Purchaser will have sufficient funds to enable Purchaser to pay in full (a) the Offer Consideration, (b) the Merger Consideration, (c) any existing indebtedness that is required to be repaid as a result of the transactions contemplated hereby, including the financing thereof, and (d) all fees and expenses payable by Parent and Purchaser in connection with this Agreement and the transactions contemplated hereby. Parent has entered into a binding revolving credit facility agreement under which, if the condition set forth in clause (c) of Exhibit A is satisfied, such funds will be available at the Closing.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.01 Conduct of Business of the Company. Except as expressly provided for herein, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company. Without limiting the generality of the foregoing, except as expressly provided herein, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Parent:

                  (a) except as set forth in Section 5.01(a) of the Disclosure Schedule, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a Subsidiary of the Company, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of Stock Options in full or partial payment of the exercise price or any Taxes payable by such holder upon exercise of Stock Options to the extent required under the terms of such Stock Options as in effect on the date hereof;

                  (b) except as set forth in Section 5.01(b) of the Disclosure Schedule, issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than (i) upon the exercise of Vested Stock Options outstanding on the date of this Agreement and (ii) the issuance of Shares as required by the terms of the Employee Stock Ownership Plan consistent with past practice;

                  (c) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                  (d) except to the extent contemplated by the agreements referred to in Section 5.01(d) of the Disclosure Schedule, directly or indirectly acquire, make any investment (other than investments not exceeding $5,000,000 in the aggregate) in, or make any capital contributions to, any person (other than a Subsidiary of the Company) other than in the ordinary course of business consistent with past practice;

                  (e) make any new capital expenditure or expenditures in excess of $2,500,000 in the aggregate, other than as set forth in the Company's budget for capital expenditures, a copy of which has been previously delivered to Parent and Purchaser;

                  (f) enter into, amend or terminate any Material Contract involving expenses of at least $2,500,000 per year other than in the ordinary course of business consistent with past practice;

                  (g) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

                  (h) (i) except for borrowings under the Credit Agreement (without increases in any existing limits) and the uncommitted lines of credit described in Section 3.11 of the Disclosure Schedule in the ordinary course of business consistent with past practice and other than in connection with any action permitted by Section 5.01(d), incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned Subsidiary of the Company or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned Subsidiary of the Company and other than routine advances to employees consistent with past practice;

                  (i) except as required under any existing Company Plan or Foreign Benefit Plan, (A) grant or agree to grant to any director, officer or employee, any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits to such officers and employees, except for increases in the ordinary course of business and consistent with past practice, or (B) establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Plans or Foreign Benefit Plans, except as may be required under existing agreements or by law;

                  (j) other than as set forth in Section 5.01(j) of the Disclosure Schedule and except as required under the existing Company Plans or Foreign Benefit Plans, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, Stock Option, insurance or other compensation or benefits;

                  (k) enter into or amend any employment, severance or similar agreement with any existing officers or employees, except for severance agreements entered into to the extent required pursuant to severance plans existing on the date hereof;

                  (l) except as set forth in Section 5.01(l) of the Disclosure Schedule, make or rescind any Tax election or settle or compromise any income Tax liability of the Company or of any of its Subsidiaries with any Governmental Entity or settle any action, suit, claim, investigation or proceeding with any Government Entity (legal, administrative or arbitrative) in an amount in excess of $1,000,000;

                  (m) pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction (i) of any such claims, liabilities or obligations in the ordinary course of business or (ii) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or (iii) other than settlements which involve solely the payment of money that would not result in an uninsured or underinsured payment by or liability of the Company in excess of $2,000,000 in the aggregate above reserves established therefor on the books of the Company except as disclosed in Section 5.01(m) of the Disclosure Schedule;

                  (n) except as disclosed in the Filed SEC Documents or required by a Governmental Entity, make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

                  (o) enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company's ability to compete with or conduct any material line of business, including, but not limited to, geographic limitations on the Company's activities;

                  (p) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its Subsidiaries; provided, however, that routine employee terminations or terminations under the Company's "Operation Leading Edge" program (as disclosed in the Filed SEC Documents) shall not be considered subject to this clause (p); or

                  (q) authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.01 except to the extent such action is otherwise expressly contemplated by this Agreement.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

                  SECTION 6.01 Company Stockholders Meeting; Proxy Statement; Merger. (a) As soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, if required by law to consummate the Merger, the Company shall with the cooperation of Parent take all action necessary, in accordance with the DGCL, the Exchange Act and other applicable law and its restated certificate of incorporation and by-laws, to convene and hold a special meeting of the stockholders of the Company (the "Stockholders Meeting") for the purpose of considering and voting upon the adoption of this Agreement and to solicit proxies pursuant to the Proxy Statement in connection therewith. The Board of Directors of the Company shall recommend that the holders of Shares vote in favor of the adoption of this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Proxy Statement. At the Stockholders Meeting, Parent and Purchaser shall cause all of the Shares owned by them to be voted in favor of the adoption of this Agreement.

                  (b) The Company, if requested by Parent, shall promptly prepare and file with the SEC a proxy statement (together with any supplement or amendment thereto, the "Proxy Statement") relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC. The Company agrees to provide Parent and Purchaser and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments. Without limiting the generality or effect of the foregoing, the Company shall use its best efforts to respond to all SEC comments with respect to the Proxy Statement and, subject to compliance with SEC rules and regulations, to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable date. Each of Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

                  (c) Notwithstanding the foregoing clauses (a) and (b), in the event that Purchaser shall acquire ownership of at least 90% of the outstanding Shares upon consummation of the Offer, Purchaser and Parent shall take all necessary actions to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                  SECTION 6.02 Access to Information; Notification of Certain Matters. (a) Subject to the provisions of any confidentiality agreement by which the Company is bound (provided that the Company shall advise Parent that information is not being provided as a result thereof and whether such information, in the good faith belief of the Company, has had or would reasonably be expected to have a Material Adverse Effect on the Company), the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, counsel, financial advisors and other representatives prompt, reasonable access during the period prior to the Effective Time to all of the Company's and its Subsidiaries' properties, books, contracts, commitments, Returns, personnel and records, and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish as promptly as practicable to Parent such information concerning the Company's and its Subsidiaries' businesses, properties, financial condition, operations and personnel as Parent may from time to time reasonably request. Any such investigation by Parent shall not affect the representations or warranties of the Company contained in this Agreement. Parent will hold any information provided under this Section 6.02 that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 8, 2000 (the "Confidentiality Agreement"), between the Company and Parent.

                  (b) The Company shall give prompt notice to Parent of (i) the occurrence or nonoccurrence of any event which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case which would reasonably be expected to cause any of the conditions set forth in clause
(e)(iii), (e)(iv) or (e)(v) of Exhibit A hereto to fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.02(b) shall not limit or otherwise affect the rights or remedies available hereunder to Parent; provided further that this Section 6.02 shall not constitute a covenant or agreement for the purpose of Section 8.01(e)(v) or clause (e)(iii) of Exhibit A hereto.

                  SECTION 6.03 Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, including, without limitation,
Section 6.05 hereof, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VII.

                  SECTION 6.04 Public Announcements. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, SEC filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) or other public statements with respect to the transactions contemplated hereby, including the Offer and Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any securities exchange.

                  SECTION 6.05 No Solicitation. (a) From the date hereof, the Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), and the Company shall use its reasonable best efforts to cause its respective officers, directors, advisors, representatives and other agents of the Company not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided that, prior to consummation of the Offer, if the Board of Directors of the

Company, after receiving advice from outside counsel, has concluded in good faith that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, then the Company may furnish information with respect to the Company and its Subsidiaries and participate in discussions or negotiations regarding such Acquisition Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement substantially identical to the Confidentiality Agreement (it being understood that the Company may enter into a confidentiality agreement without a standstill or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement). The Company shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written Acquisition Proposal received and a written statement with respect to any non-written Acquisition Proposal received, which statement shall include the identity of the parties making the Acquisition Proposal and the material terms thereof. The Company shall keep Parent informed on a current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party. Nothing contained in this Section 6.05 prohibit the Company or the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (or any similar communications in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure required by applicable law or, prior to the consummation of the Offer, from taking any action contemplated by Section 8.01(d)(i), including having the Board of Directors take such actions as are necessary to approve or resolve to approve the intention to enter into an agreement with respect to a Superior Proposal (as hereinafter defined) (or any announcement in connection therewith) or enter into an agreement with respect to a Superior Proposal concurrently with termination pursuant to Section 8.01(d)(i).

                  (b) "Acquisition Proposal" means any offer or proposal for a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its Subsidiaries or the acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement;

                  (c) "Superior Proposal" means an Acquisition Proposal which the Board of Directors determines, in good faith after consultation with an independent, nationally recognized investment banking firm, (i) if consummated would result in a transaction more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being financed by the person making such Acquisition Proposal.

                  SECTION 6.06 Consents, Approvals and Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act, the CAC, the EC Merger Regulation, the Exchange Act and any other relevant statute, rule or regulation, with respect to the Offer, the Merger and the other transactions contemplated hereby and (ii) use reasonable best efforts (or, in connection with obtaining antitrust approval from any U.S. Governmental Entity, best efforts) to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Offer, the Merger and the other transactions contemplated hereby, including using reasonable best efforts (or, in connection with obtaining antitrust approval from any U.S. Governmental Entity, best efforts) to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and cooperate to obtain all consents, approvals and authorizations (without out-of-pocket expense to the Company) of parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated hereby and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

                  (b) Notwithstanding anything to the contrary herein, Parent agrees to, and to cause its affiliates to, promptly take all steps necessary to secure government antitrust clearance for the consummation of the transactions contemplated hereby as soon as practicable but by no later than June 30, 2001. Parent agrees to give the Company reasonable notice of any meetings prior to the Closing Date with any Governmental Entity regarding the transactions contemplated hereby, and the Company at its option may have representatives at such meetings.

                  (c) Notwithstanding anything to the contrary herein, Parent agrees to use its best efforts to take, or cause to be taken, all necessary action and to do, or cause to be done, all things necessary to satisfy the condition to the Offer set forth in clause (c) of Exhibit A; provided that nothing in this Agreement shall require Parent or any of its Subsidiaries to take, or cause to be taken, or do or cause to be done, any action which would result in a material detriment to Parent and its Subsidiaries or would result in a material restriction on the business activities thereof. Upon receiving written advice from the Works' Council of Parent that is not Positive Advice or Acceptable Conditional Advice, Parent shall, as promptly as practicable and in any event within five days thereof, notify the Works' Council in writing, as required by the Netherlands Works Council Act, as to its intention to enter into the Facility and issue the Facility Guarantee (each as defined in Exhibit A hereto).

                  SECTION 6.07 Employee Benefit Plans. (a) Parent agrees that those individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time shall continue to be employees of the Surviving Entity as of the Effective Time (each such employee, an "Affected Employee"); provided, however, that this Section 6.07 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

                  (b) For a period of 12 months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Affected Employee with employee benefits that are no less favorable in the aggregate than those provided to each such Affected Employee immediately prior to the Effective Time (other than equity-based compensation or benefits provided under the Employee Stock Ownership Plan), provided that Parent shall not be required to provide equity-based compensation to any Affected Employees. Parent shall, for a period of 12 months following the Effective Time, maintain (or cause its Subsidiaries to maintain) a severance pay practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than such practice, program or arrangement in effect immediately prior to the Effective Time with respect to such Affected Employee.

                  (c) To the extent permitted under applicable law, Parent shall, or shall cause the Surviving Entity to, give Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (except for benefit accruals under any defined benefit pension plan or supplemental or excess pension plan) under such employee benefit plans or arrangements maintained by the Parent or the Surviving Corporation in which such Affected Employees participate for such Affected Employees' service with the Company or any Subsidiary of the Company to the same extent recognized by the Company or such Subsidiary immediately prior to the Effective Time.

                  (d) To the extent permitted under applicable law, Parent shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans in which such Affected Employees may be eligible to participate after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Effective Time.

                  (e) Parent shall, or cause the Surviving Corporation to, discharge the obligations under any change in control agreement entered into by the Company and an Affected Employee.

                  (f) Pursuant to the terms of the Trust Under the ACNielsen Nonqualified Plans and the Trust Under the ACNielsen Deferred Compensation Plan (together, the "Rabbi Trusts"), the Company shall make an irrevocable contribution to each Rabbi Trust in an amount (i) sufficient to pay each participant the benefits under the plans covered by such Rabbi Trust and (ii) sufficient to pay the annual fees payable to the trustees under such Rabbi Trust for a three-year period.

                  SECTION 6.08 Indemnification; Directors' and Officers' Insurance. (a) For a period of six years after the Effective Time, the provisions with respect to indemnification, exculpation and advancement of expenses set forth in Article V of the restated certificate of incorporation of the Company as in effect on the date of this Agreement (a true, correct and complete copy of which has been made available to Parent), shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                  (b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its successors to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company (the "Covered Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, this Agreement or the transactions contemplated hereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Covered Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Covered Party shall cooperate in the vigorous defense of any such matter. The Covered Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. Notwithstanding the right of the indemnifying party to assume and control the defense of such litigation, claim or proceeding, such Covered Party shall have the right to employ separate counsel and to participate in the defense of such litigation, claim or proceeding, and the indemnifying party shall bear the fees, costs and expenses of such separate counsel and shall pay such fees, costs and expenses promptly after receipt of an invoice from such Covered Party if (i) the use of counsel chosen by the indemnifying party to represent such Covered Party would present such counsel with a conflict of interest, (ii) the defendants in, or targets of, any such litigation, claim or proceeding shall have been advised by counsel that there may be legal defenses available to it or to other Covered Parties which are different from or in addition to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel satisfactory to such Covered Party, in the exercise of the Covered Party's reasonable judgment, to represent such Covered Party within a reasonable time after notice of the institution of such litigation, claim or proceeding. The indemnifying party shall not settle any such matter unless (i) the Covered Party gives prior written consent, which shall not be unreasonably withheld or delayed, or (ii) the terms of the settlement provide that the Covered Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Covered Party, and the settlement discharges all rights against Covered Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Covered Party wishing to claim indemnification under this Section 6.08(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.08(b), except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Covered Parties as a group will be represented by a single law firm (plus no more than one local counsel in any jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Covered Parties. The rights to indemnification under this Section 6.08(b) shall continue in full force and effect for a period of six years from the

Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                  (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 200 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 200 percent of the current annual premiums of the Company for such insurance.

                  (d) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in Section
6.07 and this Section 6.08.

                  SECTION 6.09 Undertakings. Each of Parent, Purchaser and the Company agree to make the undertakings and to take or cause to be taken all other actions as are required in order to comply with the Indemnity and Joint Defense Agreement dated as of October 28, 1996 among The Dun & Bradstreet Corporation, NMR (as successor to Cognizant Corporation) and the Company.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

                  SECTION 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or written waiver on or prior to the Closing Date of the following conditions:

                  (a) Completion of the Offer. Purchaser shall have accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Parent nor Purchaser may invoke this condition if Purchaser shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

                  (b) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company if such vote is required pursuant to the Company's restated certificate of incorporation, the DGCL or other applicable law.

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section
         6.03 and Section 6.06 and the parties hereto shall have used their reasonable best efforts or best efforts (as applicable) to lift or remove such order, injunction, restraint or prohibition.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Purchaser or, subject to the terms hereof, of the Company:

                  (a) By the mutual written consent of Parent and the Company duly authorized by the Board of Directors of Parent and the Company; provided, however, that if Parent shall have nominated a majority of the directors pursuant to Section 1.04, such consent of the Company may only be given if approved by the Board of Directors of the Company in accordance with Section 1.04(c).

                  (b) By either of Parent or the Company duly authorized by the Board of Directors of such person if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or (ii) any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts (or, in connection with obtaining antitrust approval from any Governmental Entity, best efforts) to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable.

                  (c) By either of Parent or the Company duly authorized by the Board of Directors of such person if consummation of the Offer shall not have occurred on or before June 30, 2001 (the "Termination Date"); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall not have breached in any material respect its obligations under this Agreement; and provided further that the Termination Date shall be extended to such later date (but in no event later than September 30, 2001) as the Offer shall have been extended by Purchaser at the request of the Company pursuant to the third sentence of Section 1.01(c) hereof, unless a condition to consummation of the Offer (other than the condition referred to in clause (c) of Exhibit A) shall not have been satisfied and either (i) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of the condition set forth in clause (c) of Exhibit A to be satisfied or (ii) such condition failed to be satisfied as a result of a material breach by the Company of its obligations hereunder.

                  (d) By the Company, upon approval of its Board of Directors:

                           (i) prior to consummation of the Offer, if (A) the
                  Board of Directors of the Company notifies Parent in writing that it intends to enter into an agreement with respect to a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof) to such notice, (B) Parent does not make, within four Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such four-day period and (C) the Company prior to such termination pursuant to this
                  Section 8.01(d)(i) pays to Parent in immediately available funds the Termination Fee (as such term is defined in Section 8.03(b)). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

                           (ii) if Parent or Purchaser shall have terminated the
                  Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if the Company is in material breach of this Agreement; or

                           (iii) prior to the consummation of the Offer, if (A)
                  there shall be a breach of any representation or warranty of Parent or Purchaser in this Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of Parent or Purchaser in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on Parent and Purchaser, taken as a whole, or (C) there shall be a material breach by Parent or Purchaser of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (i) 10 days after giving of notice to Parent of such breach and (ii) the expiration of the Offer, provided that the Company may not terminate this Agreement pursuant to this
                  Section 8.01(d)(iii) if the Company is in material breach of this Agreement.

                  (e) By Parent or Purchaser duly authorized by the Board of Directors of such person:

                           (i) prior to the consummation of the Offer, if the
                  Board of Directors of the Company shall have withdrawn, or modified or changed, in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended or approved an Acquisition

                  Proposal, it being understood and agreed that neither the delivery of notice pursuant to Section 8.01(d)(i) and any subsequent public announcement of such notice nor any communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(e)(3) under the Exchange Act (or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer) shall entitle Parent to terminate this Agreement pursuant to this Section 8.01(e)(i), unless the Company enters into a definitive agreement with respect to an Acquisition Proposal; or

                           (ii) prior to the consummation of the Offer, if there
                  shall have been a material breach by the Company of any provision of Section 6.05; or

                           (iii) if the Offer has expired or terminated without
                  Parent or Purchaser purchasing any Shares thereunder and, pursuant to Exhibit A and Article I hereof, Purchaser is neither required to accept and pay for the Shares tendered in the Offer nor to extend the expiration date of the Offer; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.01(e)(iii) if Parent or Purchaser is in material breach of this Agreement; or

                           (iv) prior to the consummation of the Offer, if the
                  Company shall have (A) exempted for purposes of Section 203 of the DGCL any acquisition of Shares by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates, or (B) amended (or agreed to amend) its Rights Agreement or redeemed (or agreed to redeem) its outstanding Rights thereunder for the purpose of exempting an acquisition of Shares from such Rights Agreement and Rights; or

                           (v) prior to the consummation of the Offer, if (A)
                  there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Material Adverse Effect on the Company, or (C) there shall be a material breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (i) 10 days after giving of written notice to the Company of such breach and (ii) the expiration of the Offer; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.01(e)(v) if Parent or Purchaser is in material breach of this Agreement.

                  SECTION 8.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than the provisions of Section 6.02(a), this

Section 8.02, Section 8.03 and Article IX and except to the extent that such termination results from the material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 8.03 Fees and Expenses. (a) Except as provided in
Section 8.03(b) and Section 8.03(c) below, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

                  (b) If (i) Parent or Purchaser terminates this Agreement pursuant to Section 8.01(e)(i) or 8.01(e)(iv), or (ii) the Company terminates this Agreement pursuant to Section 8.01(d)(i), then, in each case, the Company shall pay, or cause to be paid, to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.01(d)(i) or as promptly as is reasonably practicable (but in no event later than two Business
Days), in the case of a termination pursuant to Section 8.01(e)(i) or (iv), an amount (the "Termination Fee") equal to $60,000,000. In addition, if (A) this Agreement is terminated pursuant to Section 8.01(e)(ii), 8.01(e)(iii) or 8.01(d)(ii), (B) on the date of such termination, no condition to the Offer has failed to be satisfied as a result of a material breach of this Agreement by Parent or Purchaser and prior thereto there shall have been publicly announced, and not withdrawn, an Acquisition Proposal, and (C) within 15 months after such termination, the Company shall enter into an agreement with respect to any Acquisition Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement.

                  (c) If the condition set forth in clause (c) of Exhibit A is not satisfied and this Agreement is terminated pursuant to Section 8.01(c), unless a condition to consummation of the Offer (other than the condition referred to clause (c) of Exhibit A) shall not have been satisfied and either
(i) Parent can reasonably demonstrate that such failure to be satisfied resulted from a reason other than the failure of the condition set forth in such clause
(c) to be satisfied or (ii) such condition failed to be satisfied as a result of a material breach by the Company of its obligations hereunder, then Parent shall pay, or cause to be paid, to the Company an amount equal to $60,000,000, which shall be paid (A) at or prior to such termination by Parent and as a condition to such termination or (B) not later than two Business Days following such termination by the Company.

                  (d) Any payments required to be made pursuant to this Section
8.03 shall be made by wire transfer of same day funds to an account designated by the recipient.

                  SECTION 8.04 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects whether before or after any vote of Purchaser or the stockholders of the Company contemplated hereby by written agreement of the parties hereto (which in the case of the Company shall include approvals as contemplated in Section 1.04(c)), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the adoption of this Agreement by the stockholders of the Company, if applicable, no amendment shall be made which, under applicable law, requires the further approval of such stockholders without such approval.

                  SECTION 8.05 Extension; Waiver. Subject to Section 1.04 hereof, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to applicable law, waive compliance with any of the agreements of any other party or conditions to the obligations of such party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

         (a)      if to Parent or to Purchaser, to:

                           VNU N.V.
                           Ceylonpoort 5-25, 2037 AA Haarlem
                           P.O. Box 1, 2000 MA Haarlem
                           The Netherlands
                           Attention:  Chairman of the Board of
                                         Executive Directors
                  Facsimile:  011-31-23-546-3938

                  and

                           VNU, Inc.
                           770 Broadway
                           New York, New York 10003-9595
                           Attention:  Gerald S. Hobbs
                           Facsimile:  (646) 654-5001

                  with a copy (which shall not constitute
                  notice) to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022-6069
                           Attention:  John J. Madden
                                        Clare O'Brien
                           Facsimile:  (212) 848-7179

         (b)      if to the Company, to:

                           ACNielsen Corporation
                           177 Broad Street
                           Stamford, Connecticut 06901
                           Attention: Executive Vice President & General Counsel
                           Facsimile: (203) 961-3179

                  with a copy (which shall not constitute
                  notice) to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Richard A. Garvey
                                         John G. Finley
                           Facsimile:  (212) 455-2502

                  SECTION 9.02 Certain Definitions. For purposes of this
Agreement:

                  (a) "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  (b) "Business Day" means any day other than Saturday, Sunday or any other day on which banks in The City of New York are required or permitted to close.

                  (c) "knowledge" means the knowledge of any officer of the Company.

                  (d) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  (e) "Subsidiary" of any person means any other person of which
         (i) such person or any Subsidiary thereof is a general partner, (ii) such person and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

                  SECTION 9.03 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The inclusion of any matter in the Company's Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or "Material Adverse Effect" shall not be an admission by the Company that such matter is material or would have a Material Adverse Effect. Matters disclosed in any section of the Company's Disclosure

Schedule or in Article III shall be considered disclosed for all purposes under
Article III, to the extent that such matter on its face would reasonably be expected to be pertinent in light of the disclosure made.

                  SECTION 9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Confidentiality Agreement) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement (except for the Confidentiality Agreement). Other than the provisions of Sections 2.08 and 6.08, this Agreement is not intended to confer upon any person (including, without limitation, any current or former employees of the Company), other than the parties hereto, any rights or remedies; provided that the persons (other than the parties hereto) referred to in the provisions of
Section 2.08 or 6.08 shall be third-party beneficiaries of such provisions and, in addition, the persons (other than the parties hereto) referred to in the provisions in Section 2.08 or 6.08 shall be entitled to receive from Parent their reasonable costs and expenses arising out of any breach by Parent or the Surviving Corporation of such provisions.

                  SECTION 9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the prior consent of the Company; provided that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto (i) shall submit itself to the personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware) with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby, (ii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) shall not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks subject matter jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware). By execution and delivery of this Agreement, Parent appoints The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware 19801 as its agent upon which process may be served in any such legal action or proceeding.

                  SECTION 9.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Offer and Merger. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Offer and Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

                  SECTION 9.09 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                          VNU N.V.

                          By:      /s/ R. F. van den Bergh
                                   --------------------------------------------
                                   Name:  R. F. van den Bergh
                                   Title:   CEO

                          By:      /s/ T.G.G. Bouwman
                                   --------------------------------------------
                                   Name:    T.G.G. Bouwman
                                   Title:   Member of the Executive Board


                          ARTIST ACQUISITION, INC.

                          By:      /s/ James Ross
                                   --------------------------------------------
                                   Name:    James Ross
                                   Title:   Secretary

                          ACNIELSEN CORPORATION

                          By:      /s/ Nicholas L. Trivisonno
                                   --------------------------------------------
                                   Name:    Nicholas L. Trivisonno
                                   Title:   Chairman & Chief Executive Officer

                                   SCHEDULE A

                               EXECUTIVE EMPLOYEES


Mr. Nicholas L. Trivisonno
Mr. Michael P. Connors
Mr. Earl H. Doppelt
Mr. Robert J. Chrenc
Mr. Maury Pages
Mr. K.N. Tang
Mr. Steven M. Schmidt
Mr. Brian D. Chadbourne

                                   SCHEDULE B

                              LIST OF SUBSIDIARIES

                               DISCLOSURE SCHEDULE

                                                                       EXHIBIT A

                             CONDITIONS TO THE OFFER

                  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Exhibit A is a part. Notwithstanding any other provision of the Offer and subject to the terms of the Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered Shares, if:

                  (a) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied,

                  (b) (i) the European Commission shall not have issued a decision under Article 6(1)(b) or 8(2) of the EC Merger Regulation (or shall not have been deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Offer and the Merger compatible with the EC common market and (ii) any applicable waiting period under the HSR Act and, if required, the CAC shall not have expired or been terminated,

                  (c) none of the following conditions shall have been satisfied: (i) Parent shall have received the unconditional positive advice of the Works' Council regarding the intent by Parent to enter into the bank facility to be entered into by Parent in connection with the financing of the Offer (the "Facility") and the issuance of the guarantee of Parent related thereto (the "Facility Guarantee") (any such unconditional positive advice referred to herein as "Positive Advice"); or (ii) Parent shall have received conditional positive advice of the Works' Council with respect to the Facility and the Facility Guarantee and the fulfillment of the conditions specified therein would not result in material detriment to Parent and its Subsidiaries, or result in material restrictions on the business activities thereof (any such conditional positive advice referred to herein as "Acceptable Conditional Advice"); or (iii) Parent shall have received written advice from the Works' Council that is not Positive Advice or Acceptable Conditional Advice regarding the Facility to be entered into and the Facility Guarantee to be issued and either (A) 35 days shall have elapsed from the date that Parent has notified the Works' Council of its intention to enter into the Facility and issue the Facility Guarantee, provided that the Works' Council shall not have commenced any appeal or other legal proceeding in respect of the Facility or the Facility Guarantee or (B) the Works' Council shall have notified Parent in writing or publicly announced that it will disclaim its right to appeal or take any other legal action in connection with the Facility to be entered into or the Facility Guarantee to be issued, or

                  (d) the Agreement shall have been terminated in accordance with its terms, or

                  (e) at any time on or after the date of the Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Agreement:

                           (i) there shall be any statute, rule, regulation,
                  judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, that shall (A) prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (B) challenge the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (C) prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Agreement, or
                  (D) impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to the Company's stockholders; or

                           (ii) (A) any representation or warranty of the
                  Company contained in the Agreement that is qualified as to Material Adverse Effect shall not be true and correct, or (B) any representation or warranty of the Company in the Agreement that is not so qualified shall not be true and correct in all material respects, in each case as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date) except where
                  (1) the failure of such representations and warranties (other than those relating to the number of shares and/or options, warrants or other rights to acquire capital stock set forth in
                  Section 3.04 of the Agreement) referred to in clause
                  (e)(ii)(B) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company or (2) where the failure of such representations and warranties relating to the number of shares and/or options, warrants or other rights to acquire capital stock set forth in Section 3.04 of the Agreement to be so true and correct would not, in the aggregate, relate to an inaccuracy in excess of 150,000 shares and/or options, warrants or other rights to acquire capital stock; or

                           (iii) the Company shall have breached or failed in
                  any material respect to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed by or complied with by it under the Agreement; or

                           (iv) there shall have occurred (A) any general
                  suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or outside the United States (whether or not mandatory), (C) any limitation (whether or not mandatory) by any United States or foreign governmental authority on the extension of credit by banks or other financial institutions or (D) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                           (v) except as disclosed in the Filed SEC Documents or
                  in Section 3.06 of the Disclosure Schedule, there shall have occurred an event, change, occurrence, or development of a state of facts or circumstances having, or which would reasonably be expected to have, a Material Adverse Effect on the Company, that in the reasonable judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of, or payment for, Shares.

                  Subject to the terms of the Agreement, the foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.


                                       3